February 23, 2005                                           Joseph B. Kittredge
                                                                 (617) 951-7392

                                                      jbkittredge@ropesgray.com



The AllianceBernstein Portfolios
1345 Avenue of the Americas
New York, New York  10105

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form N-1A (the "Registration Statement") filed under the Securities Act of 1933, as amended, by The AllianceBernstein Portfolios (the "Trust") for the registration of an indefinite number of its shares of beneficial interest to be designated shares of Class R, Class K and Class I (the "Shares") of AllianceBernstein Growth Fund (the "Fund"). The Shares would be issued and sold upon receipt of the current public offering price, as set forth in the prospectus of the Fund.

We have acted as counsel for the Trust since the designation and organization of the Fund. We are familiar with the resolutions adopted by the Trust's Trustees to authorize the issuance of the Shares. We have also examined the Trust's Bylaws, and its Agreement and Declaration of Trust, as amended (the "Declaration of Trust"), on file at the office of the Secretary of the Commonwealth of The Commonwealth of Massachusetts. We have examined copies of the Registration Statement, in the form filed with the Securities and Exchange Commission, and such other documents as we deem necessary for the purpose of this opinion.

We assume that upon sale of the Shares the Trust will receive authorized consideration in an amount equal to the net asset value thereof, and in no event less than the par value thereof.

Based on the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares of the Fund and that when such Shares are issued and sold upon receipt of the current public offering price, as set forth in the prospectus of the Fund, they will be validly issued, fully paid and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Declaration of Trust provides for allocation of the assets and liabilities of the Trust among its portfolio series, and further provides for indemnification out of the property of a portfolio series for all loss and expense of any shareholder of the portfolio series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the portfolio series itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Counsel" in the Statement of Additional Information constituting part of, Post-Effective Amendment No. 60 to the Trust's Registration Statement on Form N-1A.

Very truly yours,

/s/ Ropes & Gray LLP


Ropes & Gray LLP